"GAM Funds, Inc."
Transactions Effected Pursuant to Rule 10f-3
"Quarter Ended:  June 30, 2003"


Name of Fund:		GAM Pacific Basin Fund
Name of Security:		Singapore Post

Registration under Securities Act of
"1933 [10f-3(a)(1)(i)], eligible foreign offering "		Eligible 144A
or eligible 144A?

Time of Acquisition
-  Date First Offered		4/21/03
-  Date of Fund's subscription		5/7/03


Reasonableness of Spread
-  Offering Price Per Unit		S$ 0.60
-  Amount of Spread:  Gross Spread		S$ 0.01
                                   Selling Concession		1.00%
-  Spread

Issuer in Continuous Operation at
Least Three Years?  [10f-3(c)]		Yes

Amount Purchased by Fund
-  Total Units Offered		" 1,140,000,000 "
-  Purchase Price per Unit		S$ 0.60
-  Total Units Purchased		" 26,000 "
-  Total Purchase Price		"S$ 15,600"
-  Percentage of Offering Purchased		0.002
-  Any Shares Purchased by Other Funds		Yes
   in family?

From Whom Purchased
-  Selling Dealer(s)		DBS Vickers
-  Syndicate Manager(s)		DBS Bank, UBS Warburg
				CLSA, Daiwa Securities, Morgan Stanley, OCBC Bank, UOB Bank